Exhibit 3.1

AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

First High-School Education Group Co., Ltd.

第一高中教育集团有限公司

(adopted by special resolution passed on January 11, 2021)

Incorporated the 19th day of September 2018

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

First High-School Education Group Co., Ltd.

第一高中教育集团有限公司

(Adopted by special resolution passed on January 11, 2021)

1.	The name of the Company is First High-School Education Group Co., Ltd. 第一高中教育集团有限公司

2.

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a)	Business

(i).

To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii).

To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(b)

To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)

To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)

To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)

To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(f)

To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors or the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.

Except as prohibited or limited by the Companies Act (as amended), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.

The authorised share capital of the Company is US$50,000 divided into 5,000,000,000 ordinary shares of a nominal or par value of US$0.00001 each, each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (as amended) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (as amended) and, subject to the provisions of the Companies Act (as amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

5

THE COMPANIES ACT (As Amended)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

First High-School Education Group Co., Ltd.

第一高中教育集团有限公司

(Adopted by special resolution passed on January 11, 2021)

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Affiliates”	of a person means any other person directly or indirectly controlling, controlled by or under common control with such person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and includes (x) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such person, (y) possession directly or indirectly of 50% or more of the voting power of such person or (z) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Net Profit Amount”	means the net profit amount set forth in the audited consolidated financial statements of the Group for a given financial year prepared in accordance with U.S. GAAP and audited by one of the Big 4 accounting firm appointed by the Board of Directors (including the affirmative vote of the EQT Directors, if any).

“Articles”	means these Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board of Directors”	means the Board of Directors of the Company.

“Business Days”	means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, the Cayman Islands, the Netherlands or Hong Kong are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no.8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Buy-Out”	has the meaning set forth in Article 117(c)(i).

“Buy-out Acceptance Notice”	has the meaning set forth in Article 117(c)(ii).

“Buy-out Notice”	has the meaning set forth in Article 117(c)(i).

“Buy-out Rejection Notice”	has the meaning set forth in Article 117(c)(ii).

“Chairman”	means the chairman of the Board of Directors.

“Closing Date”	means November 14, 2016.

“Co-Sale Shares”	has the meaning set forth in Article 43(b)(i).

“Company”	means the above-named Company.

“Deadlock”	has the meaning set forth in Article 117(a)(i).

“Deadlock Shares”	has the meaning set forth in Article 117(c)(ii).

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Deed of Adherence”	has the meaning set forth in Article 41.

“Directors”	means the directors for the time being of the Company.

2

“Discussion Period”	has the meaning set forth in Article 117(b)(i).

“Drag-Along Sale”	has the meaning set forth in Article 16.

“Encumbrance”	means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any person and (iv) any adverse claim as to title, possession or use.

“EQT”	means LONGWATER TOPCO B.V., a private company with limited liability incorporated in the Netherlands.

“EQT Directors”	has the meaning set forth in Article 85(b).

“EQT Percentage”	means EQT’s shareholding percentage in the Company on a fully diluted basis.

“Equity Securities”	means, with respect to any person, such person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such person).

“ESOP”	means the Company’s share option plan or other equity incentive plan, in any case as is approved by the Board of Directors (including the affirmative vote of the EQT Directors).

“Exercise Period”	has the meaning set forth in Article 42(b)(ii).

“Exit Price”	has the meaning set forth in Article 117(c)(i).

“Founders”	means Mr. Zhang and WU YU (吴育).

“Founder HoldCos”	means Visionsky Group Limited, a business company with limited liability incorporated and existing under the laws of the British Virgin Islands, and Brightenwit Group Limited, a business company with limited liability incorporated and existing under the laws of the British Virgin Islands.

“Founder Parties”	means the Founders and the Founder HoldCos.

“Group”	means the Company and the Subsidiaries, and “Group Company” means any one of them.

“IPO”	means an initial public offering of shares on an internationally recognized stock exchange.

“Issuance Notice”	has the meaning set forth in Article 47(a).

“Issuance Shares”	has the meaning set forth in Article 47.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“month”	means calendar month.

“Mr Zhang”	means ZHANG SHAOWEI (张韶维).

“Net Cash Amount”	means the net cash amount set forth in the audited consolidated financial statements of the Group for a given financial year prepared in accordance with U.S. GAAP and audited by one of the Big 4 accounting firm appointed by the Board of Directors (including the affirmative vote of the EQT Directors). For the avoidance of doubt, the Group’s cash shall include cash and cash equivalents.

“New Shares”

means any Equity Securities of the Company issued after the Closing, except for:

(i)    shares, or any option to acquire any shares, issued to employees, officers, consultants, contractors or Directors of the Company pursuant to the ESOP and as approved by the Board of Directors (including the affirmative vote of the EQT Directors), provided the number of such shares shall not exceed the maximum provided in the ESOP;

(ii)    share dividend paid to all Members in proportion to their shareholding percentage;

(iii) Equity Securities of the Company issued in connection with any share split, share dividend, combination, or similar transaction of the Company that does not change the relative shareholding percentage of the Members;

(iv) shares issued in the Qualified IPO of the Company; or

(v) Equity Securities of the Company issued upon the exercise or conversion of any convertible securities issued prior to the Closing Date.

“Offering Shareholder”	has the meaning set forth in Article 117(c)(i).

“paid-up”	means paid-up and/or credited as paid-up.

“Permitted Transferee”	has the meaning set forth in Article 41.

“person”	shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a governmental authority.

“Potential Subscriber”	has the meaning set forth in Article 47.

“Potential Transferee”	has the meaning set forth in Article 42.

“PRC”	means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Preemptive Right”	has the meaning set forth in Article 47.

“Prior Year”	has the meaning set forth in Article 14.

“Purchase Price”	has the meaning set forth in Article 117(c)(iii).

“Qualified IPO”	means a first firm commitment underwritten public offering of the shares:

(1) made pursuant to an effective registration statement under the U.S. Securities Act 1933, which results in the shares trading publicly on the New York Stock Exchange;

(2) with the offering of shares of not less than US$100 million (including the offering of certain shares held by EQT with an aggregate price of not less than US$25 million);

(3) which offering shall value the shares (including 22,767,690 shares held by EQT as of the date hereof and all new shares issued by the New Company in such offering) in aggregate at not less than US$285 million immediately upon closing of such offering; and

(4) where EQT shall have the right to offer certain of its shares at the Qualified IPO price with an aggregate price of not less than US$25 million as part of the offering which shall result in EQT holding less than 5% of the total issued and outstanding share capital of the New Company immediately after such offering (without taking into account the 8,528,060 shares held by EQT).

“Ordinary Share”	means an ordinary share in the capital of the Company.

“Receiving Shareholders”	has the meaning set forth in Article 117(c)(i).

“Redemption”	has the meaning set forth in Article 15.

“Redemption Acceptance Notice”	has the meaning set forth in Article 15.

“Redemption Notice”	has the meaning set forth in Article 14.

“Redemption Price”	has the meaning set forth in Article 14.

“Redemption Rejection Notice”	has the meaning set forth in Article 15.

“registered office”	means the registered office for the time being of the Company.

“Right of Co-Sale”	has the meaning set forth in Article 43(a).

“Right of First Refusal”	has the meaning set forth in Article 42(a).

“Sale Notice”	has the meaning set forth in Article 17.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	means the Secretary of the Company, Assistant Secretary or any person appointed to perform the duties of Secretary of the Company.

“share”	means the share of the Company including but not limited to the Ordinary Share and a fraction of a share.

“Shareholders’ Agreement”	means the shareholders agreement entered into by and among the Group Companies, EQT, the Founders and the Founder HoldCos on the date hereof.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Act (2020 Revision) of the Cayman Islands as amended and every statutory modification or re- enactment thereof for the time being in force.

“Subsidiary”	means any other person in which the Company directly or indirectly holds or controls a majority of the ownership interests, or a majority of the voting power, whether by ownership of equity securities of such person or by control by contract, including the Group Companies incorporated in the PRC.

“Total Internal Rate of Return”	means, in respect of any shares held by EQT, the annual rate based on a 365-day period used to discount each cash flow in respect of such shares (such cash flow to include subscription or purchase consideration incurred in connection with purchase, sale or any other transaction (including the expenses incurred by EQT), cash dividends and distributions received, and cash received from sale or redemption of shares) to the original acquisition date of such shares (being November 15, 2016) such that the present value of the aggregate cash flow equals zero. In connection with any payment required under these Articles, the Total Internal Rate of Return will be calculated with reference to the period from the date that EQT acquires such shares (being November 15, 2016) to the date on which such payment is made in full.

“Transfer”	has the meaning set forth in Article 40.

“Transfer Notice”	has the meaning set forth in Article 42(b)(i).

“Transfer Shares”	has the meaning set forth in Article 42(a).

“Transferor”	means the U.S. generally accepted accounting principles.

“U.S. GAAP”	has the meaning set forth in Article 42(a).

“US$”	means United States Dollars, the lawful currency of the United States of America.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice-versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.

Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled. The Directors may authorize certificates to be issued with the Seal and authorized signature(s) affixed by some method or system of mechanical process.

5.

Notwithstanding Article 4 of these Articles, if a share certificate is defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.

Subject to the provisions, if any, in the Memorandum of Association, these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, notwithstanding any provision to the contrary contained in these Articles of Association, the Company shall be precluded from issuing bearer shares or bearer warrants, coupons or certificates.

7.	The rights and restrictions attaching to the Ordinary Shares are as follows:

(a)	Income

The Members shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare.

(b)	Capital

On a return of capital on winding up or otherwise (other than on redemption or purchase of shares), the Company’s remaining assets available for distribution among the Members shall be distributed amongst the holders of the Ordinary Shares pro rata.

(c)	Attendance at General Meetings and Voting

The Members have the right to receive notice of, attend, speak and vote at general meetings of the Company. Each Ordinary Share shall be entitled to one vote.

8.

The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares, PROVIDED THAT in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

9.

The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

10.

Subject to these Articles, the Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason therefor. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

11.

The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, PROVIDED THAT such registration shall not be suspended for more than forty-five days in any year.

REDEEMABLE SHARES

12.

Subject to the provisions of the Statute, the Memorandum of Association and these Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

13.

Subject to the provisions of the Statute, the Memorandum of Association and these Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, PROVIDED THAT the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital.

REDEMPTION

14.

At any time after the third (3) anniversary date of the Closing Date, as long as no Qualified IPO has been consummated, at the election of EQT and by giving the Company a written notice (the “Redemption Notice”) with a copy to the Founder HoldCos describing (a) type and number of all shares held by EQT, and (b) the Redemption Price, EQT shall be entitled to require the Company to redeem all of the shares held by EQT out of funds legally available therefor including capital. The redemption amount (the “Redemption Price”) payable for all shares held by EQT will be an amount equal to the sum of (a) the higher of (i) the product of (1) the result of the Applicable Net Profit Amount for the immediately preceding complete financial year (the “Prior Year”) multiplied by 13.5, multiplied by (2) the EQT Percentage as of the date of the Redemption Notice, and (ii) the sum of (1) the total consideration paid by EQT for all shares held by EQT (being US$31,007,751.96), and (2) an amount that would yield a Total Internal Rate of Return of 25% to EQT, and (b) the result of the Net Cash Amount of the Prior Year multiplied by the EQT Percentage as of the date of the Redemption Notice, to the extent that such Net Cash Amount has not been distributed to any Member prior to the date of the Redemption Notice.

15.

Within thirty (30) calendar days after the Company receiving the Redemption Notice, the Company may send a written notice to EQT to agree to (the “Redemption Acceptance Notice”) or reject (the “Redemption Rejection Notice”) redeem all shares held by EQT at the Redemption Price (the “Redemption”). In the event that the Company attends the Redemption Acceptance Notice, within thirty (30) calendar days after EQT receiving the Redemption Acceptance Notice, the Company shall pay the Redemption Price in full by wire transfer of immediately available funds in US$, and the Company shall promptly take all necessary actions to complete the Redemption, cause the Directors to unanimously vote in favor of the Redemption, and use their best efforts to expedite completion of the formalities for the Redemption.

16.

In the event that (a) the Company fails to pay the Redemption Price in full in accordance with Article 15, or (b) the Company attends the Redemption Rejection Notice to reject the Redemption Notice , EQT shall have the right, at any time after the earlier of sixty (60) days after the date of the Redemption Notice and the date receiving the Redemption Rejection Notice, to require each Founder HoldCo to sell all or a portion of its shares to one or more bona fide third party purchasers on the same terms and conditions as those EQT proposes to sell all of its shares, which shall be at arm’s length (a “Drag-Along Sale”).

17.

In the event that EQT exercises the right to require a Drag-Along Sale, EQT shall send a written notice (the “Sale Notice”) to the Founder HoldCos with a copy to the Company, specifying the names of the purchasers, the consideration payable per share and a summary of the material terms and conditions of such transaction. Upon receipt of the Sale Notice, each Founder HoldCo shall be obligated to sell all its shares, free of any Encumbrance, in the transaction contemplated by the Sale Notice at the same terms and conditions at which EQT proposes to sell all of its shares (including payment of its pro rata share of all costs associated with such transaction). Each of the Members (a) further agrees to take all actions (including executing documents) in connection with consummation of the proposed transaction as may reasonably be required of it by EQT, and (b) hereby appoints EQT as its attorney-in-fact to do the same on its behalf, including replacing directors of the Group Companies who do not act in favor of such transaction with new nominees of EQT.

VARIATION OF RIGHTS OF SHARES

18.

Subject to these Articles, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

19.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

20.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

21.

The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

22.

No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

23.

The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

24.

The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of 14 days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

25.

To give effect to any such sale the Directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

26.

The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

27. (a)

The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, PROVIDED THAT no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

28.

If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

29.

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

30.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

31. (a)

The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)

No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

32. (a)

If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be canceled on such terms as the Directors think fit.

33.

A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

34.

A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

35.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

36.

The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

37.

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

38. (a)

Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

39.

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

TRANSFER RESTRICTIONS AND PREEMPTIVE RIGHTS

40.

At any time prior to the fifth (5th) anniversary of the Closing Date, the Founder Parties shall not transfer, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on any shares directly or indirectly owned by them or any right, title or interest therein or thereto (each, a “Transfer”), without the prior written consent of EQT.

41.

Subject to the requirements of applicable laws, the Right of First Refusal and Right of Co-Sale under Article 42 and Article 43 and the transfer restriction under Article 40 shall not apply to Transfer of any shares held by the Founder Parties to the applicable Founder Party’s parents, children, spouse, or to a trustee, executor, or other fiduciary for the benefit of such Founder Party or such Founder Party’s parents, children, spouse for bona fide estate planning purposes and/or the wholly-owned Affiliates of such Founder Parties (each such transferee, a “Permitted Transferee”); provided, that (i) such Transfer is effected in compliance with all applicable laws, (ii) the applicable Founder Party has provided EQT reasonable evidence of the bona fide estate planning purposes for such Transfer, and (iii) each such Permitted Transferee, prior to the completion of the Transfer, shall have executed a Deed of Adherence (“Deed of Adherence”) to assume the obligations of such Founder Parties under the Shareholders Agreement, with respect to the transferred Shares; provided further, that the transferor shall remain liable for any breach by such Permitted Transferee of any provision under the Shareholders Agreement.

42. (a)

EQT shall have a right (the “Right of First Refusal”) to purchase all or any portion of the shares that any other Member (a “Transferor”) may propose to Transfer (the “Transfer Shares”) to any potential third party transferee (the “Potential Transferee”) as set forth in this Article 42.

(b)	Procedure

(i).

The Transferor shall give EQT a written notice (the “Transfer Notice”) describing (i) type and number of the Transfer Shares to be transferred, (ii) identity of the Potential Transferee, and (iii) price and other material terms upon which the Transferor proposes to Transfer such Transfer Shares. The Transfer Notice shall certify that the Transferor has received a definitive, bona fide offer from the Potential Transferee on the terms set forth in the Transfer Notice.

(ii).

EQT shall have thirty (30) calendar days after the receipt of the Transfer Notice (the “Exercise Period”) to irrevocably elect to purchase all or a portion of the Transfer Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice by notifying the Transferor in writing of the number of the Transfer Shares to be purchased.

(iii).

If EQT elects to purchase the Transfer Shares, then the payment for the Transfer Shares to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Transfer Shares to be purchased, at a place and time agreed by the Transferor and EQT, provided that the scheduled time for closing shall not be later than thirty (30) calendar days following the expiration of the Exercise Period and the scheduled place shall be the business address of the Company absent such agreement on the place.

(iv).

For a period of ninety (90) calendar days following the expiration of the Exercise Period, subject to EQT’s Right of Co-Sale under Article 43, the Transferor may sell any remaining Transfer Shares with respect to which the Right of First Refusal was not exercised, to the Potential Transferee identified in the Transfer Notice and at the price and upon the terms specified in the Transfer Notice. In the event that the Transferor has not sold such Transfer Shares within such ninety (90) day period, the Transferor shall not thereafter sell any shares, without first again complying with the terms of the Right of First Refusal and the Right of Co-Sale.

43. (a)

In the event EQT does not exercise its Right of First Refusal to purchase any of the Transfer Shares subject to Article 42 hereof, EQT shall have the right (the “Right of Co-Sale”) to participate in the Transferor’s sale of Transfer Shares to the Potential Transferee as set forth in this Article 43.

(b)	Procedure

(i).

If EQT does not elect to purchase any Transfer Shares pursuant to the Right of First Refusal, EQT shall have thirty (30) calendar days after the receipt of the Transfer Notice to irrevocably elect to sell up to its pro rata share of the Transfer Shares, which shall be equal to that number of Transfer Shares equal to the product obtained by multiplying (x) the number of Transfer Shares by (y) a fraction, (i) the numerator of which shall be the number of the shares held on the date of the Transfer Notice by EQT and (ii) the denominator of which shall be the number of the shares held on the date of the Transfer Notice by the Transferor and EQT, at the same price and subject to the same material terms and conditions as described in the Transfer Notice by notifying the Transferor in writing of the number of shares to be sold by EQT (the “Co-Sale Shares”).

(ii).

To the extent that EQT exercises its Right of Co-Sale, the number of Transfer Shares that the Transferor may sell in the proposed Transfer shall be correspondingly reduced by the aggregate number of the Co-Sale Shares.

(iii).

The sale of the Co-Sale Shares to the Potential Transferee by EQT shall be consummated simultaneously with the sale by the Transferor. To the extent that any Potential Transferees refuses to purchase any Co-Sale Shares, the Transferor shall not sell to such Potential Transferee any shares unless and until, simultaneously with such sale, the Transferor shall purchase from EQT the Co-Sale Shares that EQT would otherwise be entitled to sell to the Potential Transferee pursuant to its Right of Co-Sale.

44.

In the case that any share is held by its ultimate beneficial owner through one or more level of holding companies, any Transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions that have the effect of change the beneficial ownership of such share shall be deemed as an indirect Transfer of such shares. The Members agree that the restrictions on the Transfer of the shares contained in these Articles shall apply to such indirect Transfer and shall not be circumvented by means any indirect Transfer of the shares.

45.

Notwithstanding any other provision of these Articles, no Transfer may be made pursuant to this Article 45 unless (a) the transferee has agreed in writing to be bound by the terms and conditions of the Shareholders Agreement pursuant to the Deed of Adherence, (b) the Transfer complies in all respects with the other applicable provisions of these Articles and (c) the Transfer complies in all respects with applicable securities laws. If requested by the Company in its reasonable discretion, an opinion of counsel to such transferring Member shall be supplied to the Company, at such transferring Member’s expense, to the effect that such Transfer complies with applicable securities laws.

46.

Any issuance or Transfer of shares not made in compliance with these Articles shall be null and void as against the Company, shall not be recorded on the register of members of the Company and shall not be recognized by the Company.

47.

EQT shall have a right (the “Preemptive Right”) to purchase all or a certain portion of the New Shares (the “Issuance Shares”) that the Company may, from time to time after the Closing, propose to issue to any potential purchaser (the “Potential Subscriber”) as set forth below:

(a)

If the Company proposes to issue any New Shares, it shall give EQT written notice (an “Issuance Notice”) of such intention, describing the (i) type and number of the New Shares to be issued, (ii) identity of the Potential Subscriber, and (iii) price and other material terms upon which the Company proposes to issue such Issuance Shares.

(b)

EQT shall have fifteen (15) Business Days after the receipt of the Issuance Notice to irrevocably elect to purchase all or portion of the Issuance Shares on the same price as indicated on the Issuance Notice by notifying the Company in writing of the number of Issuance Shares to be purchased.

(c)

If EQT elects to purchase Issuance Shares, then payment for the Issuance Shares to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Issuance Shares to be purchased, at a place and time agreed to by the Company and EQT; provided that the scheduled time for closing shall not be later than thirty (30) calendar days following the expiration of the last period during which EQT may elect to purchase any Issuance Share.

(d)

For a period of ninety (90) calendar days following the expiration of the last period during which EQT may elect to purchase any Issuance Share, the Company may issue any Issuance Shares with respect to which EQT’s Preemptive Rights were not exercised, to the Potential Subscriber identified in the Issuance Notice and at a price and upon terms not more favorable than specified in the Issuance Notice. In the event the Company has not issued such Issuance Shares within such ninety (90) day period, the Company shall not thereafter issue any New Shares, without first again complying with the terms of the Preemptive Right.

48.

In the event that the Members cannot agree on the value of the consideration payable in property other than cash, then the value of such property shall be established by an internationally reputable appraiser jointly selected by, (a) in the case of the Preemptive Right, the Company and EQT; and (b) in the case of the Right of First Refusal, the Transferor and EQT. If such valuation is not completed before the deadline for closing of the issuance of the Issuance Shares to EQT or the sale of the Transfer Shares to EQT, then such deadline shall be extended to the date that is ten (10) calendar days after such valuation is completed.

49.

EQT may apportion Issuance Shares that it is entitled to purchase pursuant to its Preemptive Right among its Affiliates; provided that EQT notifies the Company in writing. EQT may apportion Transfer Shares that it is entitled to purchase pursuant to its Right of First Refusal among its Affiliates; provided that EQT notifies the Transferor and the Company in writing.

50.

The exercise, non-exercise or waiver of any Preemptive Right, Right of First Refusal or Right of Co-Sale in respect of a particularly issuance or Transfer of shares shall not adversely affect such right in respect of any subsequent issuance or Transfer of shares.

51.	In respect of any particular proposed issuance or Transfer of shares, the applicable Preemptive Right, Right of First Refusal or Right of Co-Sale may be waived as follows:

(a)	for a right held by the EQT, by written consent signed by the EQT; and

(b)	for a right held by the Founder Parties, by written consent signed by either Founder HoldCo.

AMENDMENT OF MEMORANDUM OF ASSOCIATION,

ALTERATION OF SHARE CAPITAL & CHANGE OF

LOCATION OF REGISTERED OFFICE

52. (a)

Subject to and in so far as permitted by the provisions of the Statute and these Articles, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein PROVIDED THAT the Company may by ordinary resolution:

(i).

increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii).	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii).

by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv).	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)

Without prejudice to Article 12 hereof and subject to the provisions of the Statute and these Articles, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

53.

For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

54.

In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

55.

If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article 55, such determination shall apply to any adjournment thereof.

GENERAL MEETING

56. (a)

Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

57. (a)

The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid- up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)

If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

58.

At least five days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED THAT a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 57 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)

in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five per cent in nominal value or in the case of shares without nominal or par value seventy-five per cent of the shares in issue, or their proxies.

59.

The accidental omission to give notice of a general meeting to, or the non- receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

60.

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; two Members present in person or by proxy shall be a quorum PROVIDED THAT so long as EQT remains as a Member, a quorum must include EQT, PROVIDED FURTHER THAT if the Company has one Member of record the quorum shall be that one Member present in person or by proxy.

61.

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

62.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum as long as EQT is present.

63.

The Chairman of the Board of Directors, shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

64.

If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

65.

The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

66.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

67.

Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

68.	The demand for a poll may be withdrawn.

69.

Except as provided in Article 70, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

70.

In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

71.

A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

72.

Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote and on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

73.

In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

74.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

75.

No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

76.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

77.	On a poll or on a show of hands votes may be given either personally or by proxy.

78.

Notwithstanding any other provision in the Articles, for so long as EQT holds any share, the Company shall ensure that each Group Company and its directors, officers, committees, committee members, employees and agents will not take any of the below actions without the prior written approval of EQT, provided that, where any such actions listed below requires the approval of the Members in accordance with the Statute, and if the approval of EQT has not been obtained, then at a meeting at which such action is considered, EQT shall, in such vote, have such number of votes as equal to all the Members who voted in favor of the resolution plus one:

(a)

Any acquisition, merger, consolidation or other form of restructuring involving any Group Company; sale of all or substantially all of the assets of the Group; change of control of any Group Company; establishment by any Group Company of any Subsidiary, partnership or joint venture; liquidation, dissolution or winding-up of any Group Company; or any actions that may result in any of the foregoing;

(b)

Sale, transfer or other disposal of any material assets, any trademarks, copyrights, domain names or any other intellectual properties of any Group Company (including without limitation, the exclusive licensing of any intellectual property);

(c)	Any investment in any person other than a Group Company or acceptance of any investment from any investor other than EQT or its Affiliates;

(d)

Redemption or repurchase of any Equity Securities or any other form of capital reduction of any Group Company or issuance of any Equity Securities or any other form of capital increase of any Group Company;

(e)	Amendment of the Memorandum and Articles of Association or the constitutional documents of any other Group Company;

(f)	Any material change or amendment in the annual business plan, annual budget or business scope of any Group Company;

(g)	Incurrence of indebtedness and/or guaranty outside the ordinary course of business of any Group Company;

(h)	Incurrence of any material capital expenditure of any Group Company;

(i)	Appointment or removal of Auditors or material change in any Group Company’s accounting policies;

(j)

Appointment or removal of any director or senior executives who hold officer positions of President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Marketing Officer or Vice President, General Manager of any Group Company, or determination of the compensation (including without limitation cash and stock option compensation) of (1) any senior executives (including without limitation the foregoing senior executives) or (2) any director or any member of a committee of the Board of Directors;

(k)	An IPO or any other initial public offering involving any Group Company on any stock exchange;

(l)

Issuance of any equity or debt securities (except issuance of shares in accordance with the ESOP or issuance of shares as a result of share swaps or share exchanges that are part of the Group Company internal restructuring); and

(m)	Any change of the corporate structure of the Group.

PROXIES

79.

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

80.

The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting PROVIDED THAT the Chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

81.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

82.

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given PROVIDED THAT no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

83.

Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

84.

Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

85.	There shall be a Board of Directors consisting of not more than five (5) persons (exclusive of alternate Directors). The Board of Directors shall be constituted as follows:

(a)	The Founders shall be entitled to appoint up to three (3) Directors.

(b)	EQT shall be entitled to appoint up to two (2) Directors (the “EQT Directors”).

86.	The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers of the Memorandum of Association or a majority of them.

87.

Subject to these Articles, the remuneration to be paid to the Directors shall be such remuneration as determined by the members of the compensation committee. Such remuneration shall be deemed to accrue from day to day. Subject to these Articles, the Directors shall also be entitled to be paid all reasonable expenses related to the activities of the Board of Directors, including but not limited to their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

88.

The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

89.

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

90.

A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

91.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

92.

A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

93.

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

94.

A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 94 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

95.

A Director who expects to be unable to attend Directors’ meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

96.

The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made. All such matters in respect of such decisions must be referred to the Board of Directors, and no Member or officer shall take any actions purporting to commit the Company in relation to any such matters without the approval of the Board of Directors. Each Member shall cause the Director nominated by such Member, if any, not to take any such actions or authorize any officers to take any such actions.

97.

The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

98.

All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

99.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

100.	Subject only to these Articles and the applicable law:

(a)	the Board of Directors shall have ultimate responsibility for management and control of the Company; and

(b)

the Board of Directors shall be required to approve the budget and business plan of the Group Companies and any amendment thereto, and make all decisions on any matter exceeding such budget or business plan and other decisions outside the day to day business of the Group Companies (including, without limitation, those referred to in Article 78). All matters in respect of such decisions must be referred to the Board of Directors, and no Member or officer shall take any actions purporting to commit the Company in relation to any such matters without the approval of the Board of Directors. Each Member shall cause the Director nominated by such Member, if any, not to take any such actions or authorize any officers to take any such actions.

101.

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

102.

Subject to Article 78, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

103.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

PROCEEDINGS OF DIRECTORS

104.

The Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Subject to these Articles, resolutions of the meeting of the Directors shall be passed by a simple majority at a duly convened meeting. The vote of an alternate Director not being counted if his appointor be present at such meeting.

105.

The Directors shall meet at least once every quarter unless postponed or waived by written consent of a quorum of the Board of Directors, PROVIDED if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. Notwithstanding the above, if any Director fails to attend a meeting of the Directors, then such meeting shall be adjourned for at least five (5) days at the same place or such other time and place the Directors then present may determine, provided that, in each case, a notice of the adjourned meeting of the Directors shall be sent to each Director at least five (5) days before the adjourned meeting of the Directors. The number of the Directors attending such adjourned meeting of the Directors shall constitute a quorum at such adjourned meeting of the Directors. The provisions of Article 63 shall apply mutatis mutandis with respect to notices of meetings of Directors.

106.

A quorum for a meeting of the Directors shall consist of three (3) Directors, including at least one EQT Director and the Chairman. Each Director shall have one (1) vote on any matter submitted for approval of the Board. Each Director shall be entitled to appoint alternates to serve at any meeting of the Directors (or the meeting of a committee formed by the Board of Directors), and such alternates shall be permitted to attend all meetings of the Board of Directors and vote on such Director’s behalf. For the purposes of this Article 106, an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

107.

Subject to these Articles, the continuing Directors may act notwithstanding any vacancy in their body, PROVIDED THAT if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

108.

Subject to these Articles, the Directors may elect a Chairman of their Board of Directors and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

109.

Subject to these Articles, the Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

110.

Subject to these Articles, a committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined (including in the case of a deadlock) in the same manner as provided in these Articles for meetings of the Board of Directors.

111.

All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

112.

Subject to these Articles, members of the Board of Directors or of any committee thereof may participate in a meeting of the Directors or of such committee by means of telephonic, electronic or other communication facilities by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

113. (a)

A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 79-82 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

114.	Subject to these Articles, the office of a Director shall be vacated with or without cause upon and only upon the affirmative vote of the Members or the provisions of the Statute.

APPOINTMENT AND REMOVAL OF DIRECTORS

115.

Any Member or group of Members entitled to appoint any individual to be elected as a Director pursuant to these Articles shall have the right to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position. If a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal of any Director appointed pursuant to these Articles, the replacement to fill such vacancy shall be appointed in the same manner as the Director who is being replaced in accordance with Article 85.

116.

In the event that any Director is prosecuted or under investigation due to committing a crime and it is reasonable for other Members to believe that the reputation or image of the Group may be adversely affected if such Director continuously holds office, the Member who has nominated such Director shall ensure that such Director shall resign or be removed from the Board of Directors promptly. Where any Director ceases to hold his/her office for any reason, the Member who has nominated such Director shall appoint an alternate person to continuously carry out the duties of the departed Director as soon as possible.

BUY SELL MECHANISM

117. (a)	A deadlock (the “Deadlock”) shall be deemed to have occurred for the purpose of these Articles if, at any time after the third (3rd) anniversary date of the Closing Date:

(i).

the Board of Directors fails to pass a resolution with respect to any of the matters set forth in Article 100 having considered such matter(s) at not less than two (2) duly convened meetings of the Board of Directors;

(ii).	the Members fail to pass a resolution with respect to any of the matters set forth in Article 78 having considered such matter(s) at not less than two (2) duly convened Members meetings; or

(iii).

a quorum is not present at not less than two (2) consecutive meetings of the Board of Directors or Members meetings called in accordance with these Articles to discuss any of the matters set forth in Article 78 or Article 100.

The Chairman or any Director shall notify the Members in writing within seven (7) days of the deemed occurrence of the Deadlock and its circumstances.

(b)	Resolution of Deadlock

(i).

If any Deadlock occurs, each Member shall first delegate two (2) senior executives to participate in good faith discussions to resolve the Deadlock. The Members agree that such good-faith discussions shall be held at least three (3) times within 6 months after the service of the notice (the “Discussion Period”). If the Deadlock is still not resolved after the three (3) rounds of good faith discussions, all Members hereby agree that, the Deadlock shall be resolved pursuant to the procedures set forth in Article 117(c).

(ii).	Resolution.

If the Deadlock is still not resolved after the three (3) good faith discussions, all Members hereby agree that:

1.	If the Deadlock does not affect any of the Group Companies’ continuous operations, then the Group shall continue to operate;

2.

If the Deadlock materially impacts any of the Group Companies’ continuous operations, then any Member shall have the right to carry out the Buy-Out as set forth in Article 117(c) and terminate the Shareholders Agreement in accordance with Section 7 thereof;

3.

If the Members believe that the Deadlock can only be properly resolved by arbitration, then upon all Members’ agreement, the Deadlock shall be referred to arbitration in accordance with the provision of Section 8.1 to Section 8.5 set forth in the Shareholders Agreement.

The provisions above shall be without prejudice to a Member’s right to refer a dispute on a matter which was not subject to the discretionary decision of the Board of Directors to arbitration in accordance with the provisions of Section 8.1 to Section 8.5 set forth in the Shareholders Agreement.

All Members shall continue to perform their obligations under these Articles during the period of the Deadlock.

(c)	Buy-Out

(i).

Without limiting any other rights that EQT may have hereunder, in the event that the Deadlock cannot be resolved as set forth in Article 117(b)(i), then any Member (the “Offering Shareholder”), or an Affiliate or a third party designated by the Offering Shareholder, shall have the option to purchase (directly or indirectly through a nominated third party) all shares held by the other Members (the “Receiving Shareholders”) at a valuation (the “Exit Price”) unilaterally proposed by the Offering Shareholder (the “Buy-Out”). Such option may be exercised by the Offering Shareholder in writing to the Receiving Shareholders within ten (10) days after the expiration of the Discussion Period (the “Buy-Out Notice”). The Buy-Out Notice shall describe (1) type and number of all shares held by the Offering Shareholder, and (2) the Exit Price.

(ii).

Within twenty (20) days of service of the Buy-Out Notice, any Receiving Shareholder may send a written notice to EQT to accept (the “Buy-Out Acceptance Notice”) or reject (the “Buy-Out Rejection Notice”) the sale of all of its shares (the “Deadlock Shares”) at the Exit Price. In the event that the Receiving Shareholder(s) attend the Buy-Out Acceptance Notice, within thirty (30) days after the Offering Shareholder receiving the Buy-Out Acceptance Notice, the relevant Receiving Shareholder shall pay the Exit Price in full by wire transfer in immediately available funds of the appropriate currency, against delivery of such Deadlock Shares, at a place and time agreed by the Offering Shareholder and the Receiving Shareholder(s). The Offering Shareholder and the relevant Receiving Shareholder(s) shall promptly take all necessary actions to complete the sale and purchase of the Deadlock Shares and shall cause their nominated Directors to unanimously vote in favor of such transaction and shall use their best efforts to expedite completion of the formalities for the transfer of the Deadlock Shares.

(iii).

In the event that the relevant Receiving Shareholder fails to pay the Exit Price in full in accordance with Article 117(c)(ii), or the relevant Receiving Shareholder attends the Buy-Out Rejection Notice pursuant to Article 117(c)(ii) to reject the Buy-Out Notice, the relevant Receiving Shareholder shall purchase all shares held by the Offering Shareholder at a price calculated according to the following formula (the “Purchase Price”):

Purchase Price=	Exit Price	*	Total Number of Shares Held by the Offering Shareholder
Total Number of Shares Held by the Relevant Receiving Shareholder

(iv).

In the event that any Member exercises the buy-out rights pursuant to this Article 117, the other Members shall take any and all actions (including but not limited signing all documents) that are necessary or appropriate in order to effect the transfer of the shares in accordance with the provisions set out in these Articles.

SEAL

118.

The Company may, if the Directors so determine, have a Seal which shall, subject to Article 120, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

119.

The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

120.

A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

121.

The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

122.

Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

123.

The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

124.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

125.

Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

126.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

127.

The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

128.

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

129.	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

130.

The Company may upon the recommendation of the Directors by ordinary resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

131.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

132.

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Directors or by the Company in general meeting or in accordance with these Articles.

133.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

134.

Subject to Article 78, the Company may at any annual general meeting appoint an Auditor or Auditors of the Company (with the consent of EQT) who shall hold office until the next annual general meeting and may fix his or their remuneration. The remuneration of any Auditor appointed by the Directors under this Article 134 may be fixed by the Directors.

135.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

136.

Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

137.

Notices shall be in writing and may be given by the Company to any Member either by hand delivery or courier; or prepaid registered letter sent by first class mail (airmail if to an address in a country other than the country in which the sender is situated), return receipt request to the applicable Member at the latest address or facsimile number on the Company’s file.

138. (a)	Where a notice is sent by hand delivery or courier, service of the notice shall be deemed to have been delivered on the date of actual delivery;

(b)	Where a notice is sent by prepaid registered letter, service of the notice shall be deemed to have been delivered four (4) Business Days after the date of posting; and

(c)

Where a notice is sent by facsimile, service of the notice shall be deemed to have been delivered on the day the transmission is sent (as long as the sender has a confirmation report specifying a facsimile, a facsimile number of the recipient, the number of pages sent and the date of the transmission).

139.	In proving delivery of any notice it shall be sufficient:

(a)	in the case of delivery by hand delivery or courier, to prove that the notice was properly addressed and delivered;

(b)	in the case of delivery by prepaid registered letter, to prove that the notice was properly addressed and posted; and

(c)	in the case of delivery by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine to the facsimile number of the recipient, on the date specified.

140.

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

141.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)

every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)

every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

142.

Subject to these Articles, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

143.

Subject to these Articles, if the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. Subject to these Articles, if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

INDEMNITY

144.

Subject to these Articles, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

145.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

146.	Subject to the Statute and Article 78, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

147.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.